Ruth’s Hospitality Group, Inc. Amends Credit Agreement

HEATHROW, Fla.--(BUSINESS WIRE)--February 26, 2009--Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) announced today that it has amended its credit agreement to provide the Company with requested covenant relief and to make other changes to the agreement.

The amendment reduces the revolving loan commitment from $250 million to $175 million, with additional reductions scheduled beginning December 31, 2009 through the final maturity date of February 19, 2013. The amendment decreases the Company’s fixed charge coverage ratio and increases its maximum leverage ratio, in each case beginning with the fourth quarter of 2008 and continuing through the second quarter of 2010, after which these two covenants reset to their original levels. The amendment also adds two new covenants. The first is a minimum EBITDA test and the second places new restrictions on capital expenditures. The amendment also increases the interest rates applicable to borrowings based on the Company’s actual leverage ratio, ranging from 2.50% to 4.25% above the applicable LIBOR rate or, at the Company’s option, from 1.25% to 3.00% above the applicable base rate. The Company has filed Form 8-K today with the Securities and Exchange Commission, which filing is available at the SEC’s website at www.sec.gov.

Michael P. O'Donnell, Chief Executive Officer and President of Ruth’s Hospitality Group, Inc., said, “We believe the amendment gives Ruth’s Hospitality Group greater financial flexibility in a period of unprecedented economic uncertainty. It provides us with additional time to implement various top-line brand initiatives at both Ruth’s Chris and Mitchell’s while we continue to pursue margin improvement through cost savings and synergies. I thank the entire lending group for their efforts throughout the process.”

Wells Fargo serves as the administrative agent for the lending group and Bank of America Securities serves as co-lead arranger. Bank of America N.A. serves as syndication agent and Wachovia Bank, National Association, and J.P. Morgan Chase Bank N.A. serve as co-documentation agents and administrative agents.

About Ruth’s Hospitality Group

Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards,

please	visit:	www.RuthsChris.com,	www.MitchellsFishMarket.com,
www.MitchellsSteakhouse.com		and www.Camerons-Steakhouse.com. For more information
about Ruth’s Hospitality Group, please visit www.rhgi.com.

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